EXHIBIT 10.2

ATLANTIC CAPITAL BANCSHARES, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1.	Purpose

This Executive Severance and Change in Control Plan has been established by Atlantic Capital Bancshares, Inc. (the “Company”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment.  The Plan is intended to further the best interests of the Company and its shareholders by attracting and retaining qualified executives and attempting to assure the present and future continuity, objectivity and dedication of management in the event of a Change in Control.  The Plan is intended to qualify as a “top-hat” plan under ERISA, in that it is intended to be an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company.

2.	Definitions

In addition to other terms defined herein or in a Participation Agreement, wherever used in this Plan, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

(a)“Affiliate” means the Bank and any other entity controlled by, controlling or under common control with the Company.
(b)“Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the Code, ERISA, the listing or other rules of any applicable stock exchange, and any federal or state banking law or financial institution regulatory policy, rule or regulation to which the Company or any Affiliate is subject.
(c)“Bank” means Atlantic Capital Bank, N.A. or any successor thereto.
(d)“Base Salary” means the annual base salary of a Participant, as determined on the Participant’s Termination Date (unless the Committee determines otherwise); provided that, in the event that Severance Payments are payable due to a Change in Control, Base Salary shall mean the Participant’s annual base salary as in effect immediately prior to a Change in Control, or, if greater, at any time thereafter.  For clarity, Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from incentive or equity compensation awards.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” means the occurrence of any of the following: a Participant’s (i) dishonesty; (ii) willful misconduct or other misconduct that results in material reputational or financial harm to the Company or an Affiliate; (iii) breach of fiduciary duties; (iv) intentional failure to perform his or her job duties or responsibilities; (v) willful violation of any law (other than minor traffic violations or other similar less serious offenses) or a final cease-and-desist order; (vi) the regulatory suspension or removal of the Participant as defined in Section 11(b) herein; (vii) failure or refusal to follow lawful instructions of the Board; or (viii) material breach of the terms of the Plan or his or her Participation Agreement (including but not limited to violation of any restrictive covenants applicable under the Plan and/or a Participation Agreement), which material breach is not cured (to the extent deemed curable by the Committee) by the Participant within 10 calendar days after his or her receipt of the Company’s written notice thereof.  The termination of the Participant’s employment shall not be a termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted in good faith by the affirmative vote of not less than two-thirds of the membership of the Board at a meeting of the Board called and held for such purpose (after a reasonable period of prior notice of such meeting and the Participant’s alleged improper conduct is communicated in writing to the Participant and the Participant (together with the Participant’s counsel) is given an opportunity to be heard before the Board), finding that the Participant has engaged in the conduct described as termination for Cause and specifying in detail the grounds for its decision, and further that the specified conduct remains uncured pursuant to the terms hereof or was not capable of cure.  The Board, in its discretion, may place the Participant on a paid leave of absence for all or any portion of the period of time from the delivery of the written notice described in the Plan until the effective date of the termination for Cause, or the date on which the Participant returns to work from such paid leave of absence.  Without limiting the effect of the foregoing, for purposes of the Plan, a Participant’s employment shall also be deemed to have been terminated for Cause if, after the Participant’s termination has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause.
(g)“Change in Control” shall (except as may be otherwise required, if at all, under Code Section 409A) be deemed to have occurred:
(i)Upon the consummation of any transaction in which any person, partnership, financial institution, corporation, other organization or group, acting alone or in concert, shall own, control, or hold the power to vote more than forty percent (40%) of the voting securities of the Company or the Bank; provided, however, that “Change in Control” shall not include (A) the purchase by underwriters of voting securities of the Company or the Bank pursuant to a bona fide underwritten public offering of such securities or (B) if the power to vote more than forty percent (40%) of the voting securities of the Company or the Bank results from an acquisition by the Company or the Bank, by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or by any person, partnership, financial institution, corporation, other organization or group pursuant to a transaction that would not constitute a Change in Control under Section 2(g)(ii) below;
(ii)Upon the consummation of any transaction in which the outstanding voting securities of the Company or the Bank, or substantially all of the assets of the Company or the Bank, shall be sold or transferred to, or consolidated or merged with, another financial institution, corporation or other organization unless immediately following such transaction all or substantially all of the persons who were beneficial owners of the voting securities of the Company own, directly or indirectly, no less than a majority of the outstanding voting shares of the parent or surviving corporation, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction;

(iii)If, within any rolling twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director; or
(iv)A complete liquidation or dissolution of the Company or the Bank except pursuant to a transaction that would not constitute a Change in Control under Section 2 (g)(ii) above.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, the Bank or any other Affiliate or any employee benefit plan(s) sponsored or maintained by the Company, the Bank or any other Affiliate thereof, and the term “beneficial owner” shall have the meaning given such term in Rule 13d-3 under the Exchange Act.)

For the purposes of clarity, a transaction or event shall not constitute a Change in Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or event or is another transaction or event of other similar effect.

Notwithstanding the preceding provisions of Section 2(g), in the event that any payments under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then such payments, to the extent payable upon a Change in Control, may only be permitted if the Change in Control also qualifies as one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (b) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

(h)“CIC Severance Multiple” means the multiple of a Participant’s Base Salary and Target Bonus that applies for the purposes of calculating the amount of a Participant’s potential Severance Payments pursuant to Section 5(b), that is, for Severance Payments that become payable as a result of a Change in Control. The Committee will determine the CIC Severance Multiple for each Participant, provided that, in no event shall the CIC Severance Multiple exceed three (3).
(i)“Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

(j)“Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or the Board or such other committee of the Board to which the Board has delegated authority to act under or pursuant to the provisions of the Plan.  For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other Board committee) if exercising the authority of the Committee under the Plan.
(k)“Company” means Atlantic Capital Bancshares, Inc., a Georgia corporation, together with any successor thereto, or any ultimate parent of any successor.  References to the “Company” shall include the Bank and/or other Affiliates unless the context otherwise requires (as determined by the Committee).
(l)“Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(m)“Effective Date” means December 17, 2020.
(n)“Eligible Executive” means those senior executive officers or other key employees of the Company who are determined by the Committee to be eligible to participate in the Plan.  An individual will be treated as an employee of the Company if there exists between the individual and the Company the legal and bona fide relationship of employer and employee.
(o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations issued thereunder.
(q)“Excise Tax” means the excise tax on excess parachute payments under Code Section 4999 (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.
(r)“Extended Term” means any extension of the Term of the Plan after the expiration of the Initial Term, as provided in Section 10.
(s)“Good Reason” means the occurrence of any of the following on or after the effective date of a Participant’s participation in the Plan without the Participant’s consent:
(i)Any material reduction in the Participant’s Base Salary or annual cash incentive bonus opportunity (other than a reduction in Base Salary or annual cash incentive bonus opportunity that affects all similarly situated senior executive officers in substantially the same proportion, and/or, with respect to an annual cash incentive bonus opportunity, a reduction in bonus opportunity due to failure to meet performance objectives, in each case, as determined by the Committee in its discretion);
(ii)Any material and adverse change in the title, reporting relationship(s), authority, duties or responsibilities of the Participant to the Company (or (A) in the event of a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (B) if all or substantially all of the voting securities of the Company are held by another public company, such public company);
(iii)Any assignment of duties that are materially and adversely inconsistent with and result in a diminution of the Participant’s position and duties with the Company (or (A) in the event of a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (B) if all or substantially all of the voting securities of the Company are held by another public company, such public company);
(iv)The failure of the Company to assign the Plan to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by the Plan;
(v)The relocation of the Participant to any principal place of employment other than at the Company’s main office in Atlanta, Georgia, or at such other location within twenty-five (25) miles of the main office in Atlanta, Georgia, as the Company may from time to time designate; provided, however, that this Section 1(s)(v) shall not apply in the case of business travel which requires the Participant to relocate temporarily for periods of ninety (90) days or less.

Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant notifies the Board in writing regarding the existence of the condition(s) constituting Good Reason no later than sixty (60) days after the Participant knows or should reasonably know of the condition(s), the Company does not cure said condition within thirty (30) days after its receipt of the Participant’s written notice and, in the event the Company does not cure said condition, the Participant terminates his or her employment within thirty (30) days after the period for curing said condition has expired.

(t)“Incentive Compensation” means compensation payable under the STIP and/or the LTIP, as further described in Section 5.
(u)“Initial Term” means the initial Term of the Plan, which commences on the Effective Date and expires on December 31, 2022.
(v)“LTIP” means the Company’s Long-Term Incentive Plan or any successor plan or program, in each case as it may be amended and/or restated.
(w)“Participant” means each Eligible Executive who has been selected to participate in the Plan pursuant to Section 4.
(x)“Participation Agreement” means the participation agreement between the Company and a Participant informing the Eligible Executive of his or her selection as a Participant in the Plan and containing such other terms and conditions as may be determined by the Committee, as such agreement may be amended and/or restated.  Participation in the Plan is subject to the Participant’s timely execution and return of his or her Participation Agreement.  References to the “Plan” shall, if and to the extent applicable, include the terms of a Participation Agreement entered into with a Participant, unless the Committee determines otherwise, and each

Participant Agreement shall be deemed to include and incorporate by reference the terms of the Plan. A form of Participation Agreement is attached to the Plan as Exhibit A, although the Committee retains the right to amend or modify the terms of the form of any such Participation Agreement.
(y)“Plan” means the Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan, as it may be amended and/or restated.
(z)“Pro Rata Incentive Compensation” has the meaning given such term in Section 5(a).
(aa)“Qualifying Termination” means (i) the Participant’s termination of his or her employment for Good Reason or (ii) the Company’s termination of the Participant’s employment for any reason other than (A) termination for Cause, (B) termination following a Disability or (C) termination due to death.
(bb)“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations issued thereunder.
(cc)“Severance Multiple” means the multiple of a Participant’s Base Salary and Target Bonus that applies for the purposes of calculating the amount of a Participant’s potential Severance Payments pursuant to Section 5(a), that is for payments other than payments as a result of a Change in Control. The Committee will determine the Severance Multiple for each Participant, provided that, in no event shall the Severance Multiple exceed three (3).
(dd)“Severance Payment” means an aggregate amount equal to a Participant’s Severance Multiple or CIC Severance Multiple times the sum of the Participant’s Base Salary and Target Bonus, or, in the case of termination due to Disability as provided in Section 5(d)(i), an aggregate amount equal to 100% of Base Salary.  In no event shall the Severance Payments for a Participant exceed an aggregate amount equal to three (3) times the sum of the Participant’s Base Salary and Target Bonus.   In addition, in no event shall a Participant be eligible for Severance Payments based on both a CIC Severance Multiple and a Severance Multiple.
(ee)“Severance Period” means the twelve (12)-calendar month period commencing on a Participant’s Termination Date.
(ff)“STIP” means the Company’s Short-Term Incentive Plan or any successor plan or program, in each case as it may be amended and/or restated.
(gg)“Stock Plan” means the Company’s 2015 Stock Incentive Plan, 2006 Stock Incentive Plan and/or any successor or other applicable equity plan, in each case as amended and/or restated.
(hh)“Target Bonus” means a Participant’s target bonus under the STIP for the year during which the Participant’s Termination Date occurs.
(ii)“Term” means the term of the Plan, which term commences on the Effective Date and ends as provided in Section 10.

(jj)“Termination Date” means the date on which a Participant’s employment or service with the Company is terminated for any reason, as determined by the Committee.
3.	Administration

(a)General.  The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary or appropriate. The members of the Committee shall be deemed independent if and to the extent required under Applicable Law.

(b)Additional Provisions Regarding Committee Authority. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including but not limited to the authority to (i) determine individuals who are selected to participate in the Plan; (ii) construe and interpret the Plan, Participation Agreements and any other instruments under the Plan and establish and interpret rules and regulations for administering the Plan; and (iii) make all other determinations deemed necessary or advisable for administering the Plan.  Any decision made, or action taken, by the Committee under the Plan shall be final, conclusive and binding on the Company, any Affiliates, any Participant and any other person.  The Committee’s authority to select Participants under the Plan shall not in any way restrict the authority of the Company to grant compensation to employees or other service providers under any other compensation plan, program or arrangement of the Company.

(c)Manner of Acting; Indemnification. In addition to action by meeting in accordance with Applicable Law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee, and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held.  All expenses incurred in the administration of the Plan shall be paid by the Company.  No member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s articles of incorporation and/or bylaws and/or pursuant to Applicable Law.

(d)Delegation.  The Committee may in its discretion delegate to the Chief Executive Officer or other officers ministerial or other administrative authority under the Plan, subject to the requirements of Applicable Law and such terms and conditions as may be established by the Committee.  In the case of such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires (as determined by the Committee).

4.	Eligibility and Participation
(a)Commencement of Participation.  An individual shall be eligible to participate in the Plan if he is an Eligible Executive and is selected by the Committee to participate in the Plan; provided that, in order to become a Participant in the Plan, the selected Eligible Executive must execute and return a Participation Agreement containing such terms and conditions as may be determined by the Committee.  A Participant’s participation in the Plan shall become effective as of the date determined by the Committee.
(b)Duration of Participation.  A Participant shall cease to be a Participant in the Plan if his or her employment or service is terminated under circumstances that do not entitle him or her to receive Severance Payments under the Plan.  A Participant who becomes entitled to receive Severance Payments under the Plan shall remain a Participant in the Plan until the full amount of such Severance Payments has been paid to him in accordance with the terms of the Plan, unless otherwise provided in the Plan or the Participant and the Company agree otherwise.
5.	Effect of Termination of Employment; Severance Benefits

In the event of a Participant’s termination of employment, the following provisions shall apply.  The Committee shall have discretion to determine the basis for a Participant’s termination of employment (subject to the provisions of Section 2(f) and Section 2(s)).

(a)Qualifying Termination Without Change in Control.
(i)Upon the occurrence of Qualifying Termination (for clarity, a termination other than for death, Disability, Cause or a voluntary termination) which Qualifying Termination occurs other than in connection with a Change in Control as described in Section 5(b), the Company shall pay to the Participant any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices), and any unpaid Incentive Compensation for any prior performance period, pro rata and to the extent earned (payable by no later than March 15 of the year following the calendar year in which the Incentive Compensation is earned or otherwise in a manner in accordance with, or exempt from Code Section 409A). In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(a)(iii) herein, the Company shall pay to the Participant as liquidated damages, in lieu of all other claims, (A) a Severance Payment equal to the Participant’s Severance Multiple times the sum of the Participant’s Base Salary and Target Bonus for the year of termination,  with such Severance Payment to be paid in twelve (12) equal monthly installments (without interest) in accordance with the Company’s normal payroll practices, commencing with the first normal payroll date that occurs after the expiration of the release period described in Section 5(a)(iii) herein (with the first payment including any monthly installment payments that would have been paid during the sixty (60)-day period referenced in Section 5(a)(iii) herein following the Participant’s Termination Date if the payments had begun on the first day of the Severance Period), as well as (B) a pro rata Short-Term Incentive Compensation payment and a pro rata Long-Term Incentive Compensation payment (without interest) (collectively, the “Pro Rata Incentive Compensation”), in each case, to the extent earned, for the performance period during which the Participant’s termination of employment occurs, payable no later than March 15 of the year following the calendar year in which the Incentive Compensation is earned or otherwise in a manner in accordance with or exempt from Code Section 409A); provided that, (i) in no event shall payments under this clause (B) result in duplicate payments with respect to unpaid Incentive Compensation as described in the first sentence of this Section 5(a), and (ii) if any such pro rata Incentive Compensation under clause (B)

is settled in Company common stock or equity awards under the Stock Plan,  the terms of the Stock Plan and applicable award agreement shall control.
(ii)In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(a)(iii) herein, the Company shall continue to provide the Participant and the Participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for a period not to exceed eighteen (18) months until the earlier of the end of the eighteen (18)-month period following the date of said Qualifying Termination or the date on which the Participant receives substantially comparable coverage and benefits under the group health plans of a subsequent employer.  The Participant shall pay the entire premium charged for such coverage based on the COBRA (that is, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) rate for the level of coverage elected.  The Company shall reimburse the Participant an amount equal to the Company’s portion of the health insurance premiums then paid for active employees for the level of coverage elected by the Participant (subject to the provisions of Section 9 herein).  Such reimbursement shall be paid to the Participant on the 10th day of the month immediately following the month in which the Participant timely remits the premium payment.
(iii)In return for the Severance Payments, the Pro Rata Incentive Compensation, the health care reimbursement benefits and any other severance benefits described herein, the Participant must execute and deliver a full release and waiver acceptable to the Company, the Bank and other Affiliates (substantially similar to the Release and Waiver attached hereto as Exhibit B and made a part of the Plan) of all known or unknown claims or causes of action the Participant has, had or may have against the Company, the Bank and other Affiliates and all of the officers, employees, directors and agents of the Company, the Bank and other Affiliates, and such release must have become irrevocable as provided herein.  Such release of claims shall not be accepted by the Company unless it has been executed by the Participant on or after the Participant’s Termination Date and has become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date.  The Severance Payments described in clause (i) above shall (to the extent provided herein) commence with the first regular payroll payment date that occurs after the expiration of the release period described herein.  If the sixty (60)-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the Severance Payments and reimbursements, if any, shall commence in the later calendar year even if the Participant executes the release and it becomes irrevocable in the earlier calendar year.  If the Participant does not execute the release and the release does not become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date, the Participant shall not receive the Severance Payments, the Pro Rata Incentive Compensation or the health care reimbursement benefits described in Section 5(a).
(iv)If a Participant becomes entitled to benefits under Section 5(a), he or she shall not be entitled to benefits under Section 5(b), and, similarly, if the Participant becomes entitled to benefits under Section 5(b), he or she shall not be entitled to benefits under Section 5(a).

(b)Qualifying Termination in Connection With a Change in Control.
(i)If, during the term of the Participant’s employment and within eighteen (18) months immediately following a Change in Control or within three (3) months immediately prior to such Change in Control, the Participant’s employment with the Company is terminated due to a Qualifying Termination (for clarity, termination other than for death, Disability, Cause or voluntary termination) or under circumstances as provided in Section 5(a)), the Company shall pay to the Participant any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices), and any unpaid Incentive Compensation for any prior performance period, pro rata and to the extent earned (payable no later than March 15 of the year following the calendar year in which the Incentive Compensation was earned or otherwise in a manner in accordance with or exempt from Code Section 409A).  In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(b)(iii) herein, the Company shall pay to the Participant  as liquidated damages, in lieu of all other claims, (i) a Severance Payment equal to the Participant’s CIC Severance Multiple times the sum of the Participant’s Base Salary and Target Bonus for the year of termination, with such Severance Payment to be paid in twelve (12) equal monthly installments (without interest) in accordance with the Company’s regular payroll practices commencing with the first normal payroll date that occurs after the expiration of the release period described in Section 5(b)(iii) herein (with the first payment including any monthly installment payments that would have been paid during the sixty (60)-day period referenced in Section 5(b)(iii) herein following the Participant’s Termination Date if the payments had begun on the first day of the Severance Period), as well as (ii) a pro rata Short-Term Incentive Compensation payment and a pro rata Long-Term Incentive Compensation payment (without interest) (that is, the Pro Rata Incentive Compensation), in each case, to the extent earned, for the performance period during which the Participant’s termination of employment occurs, payable no later than March 15 of the year following the calendar year in which the Incentive Compensation was earned or otherwise in a manner in accordance with or exempt from Code Section 409A; provided that (i) in no event shall payments under this clause (ii) result in duplicate payments with respect to unpaid Incentive Compensation as described in the first sentence of this Section 5(b), and (ii) if any such pro rata Incentive Compensation under clause (B) is settled in Company common stock or equity awards under the Stock Plan, the terms of the Stock Plan and applicable award agreement shall control.
(ii)In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(b)(iii) herein, the Company shall continue to provide the Participant and the Participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for a period not to exceed eighteen (18) months until the earlier of the end of the (18) month period following the date of said Qualifying Termination or the date on which the Participant receives substantially comparable coverage and benefits under the group health plans of a subsequent employer.  The Participant shall pay the entire premium charged for such coverage based on the COBRA rate for the level of coverage elected.  The Company shall reimburse the Participant an amount equal to the Company’s portion of the health insurance premiums then paid for active employees for the level of coverage elected by the Participant (subject to the provisions of Section 9 herein).  Such reimbursement shall be paid to the Participant on the 10th day of the month immediately following the month in which the Participant timely remits the premium payment.
(iii)In return for the Severance Payments, the Pro Rata Incentive Compensation, the health care reimbursement benefits and any other severance benefits described herein, the Participant must execute and deliver a full release and waiver acceptable to the Company, the Bank and other Affiliates (substantially similar to the Release and Waiver attached hereto as Exhibit B and made a part of the Plan) of all known or unknown claims or causes of action the Participant has, had or may have against the Company, the Bank and other Affiliates and all of the officers, employees, directors and agents of the Company, the Bank and other Affiliates, and such release must have become irrevocable as provided herein.  Such release of claims shall not be accepted by the Company unless it has been executed by the Participant on or after the Participant’s Termination Date and has become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date.  The Severance Payments described in clause (i) above shall (to the extent provided herein) commence with the first regular payroll payment date that occurs after the expiration of the release period described herein.  If the sixty (60)-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the severance payments and reimbursements, if any, shall commence in the later calendar year even if the Participant executes the release and it becomes irrevocable in the earlier calendar year.  If the Participant does not execute the release and the release does not become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date, the Participant shall not receive the Severance Payments, the Pro Rata Incentive Compensation or the health care reimbursement benefits described in Section 5(b).
(c)Termination due to Death.  If a Participant’s employment is terminated by reason of death, the Company shall pay the Participant (or his estate or representative) any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices), and any earned but unpaid Incentive Compensation for any prior performance period, pro rata and to the extent earned, payable no later than March 15 of the year following the calendar year in which the Incentive Compensation was earned or otherwise in a manner in accordance with or exempt from Code Section 409A.  Except as otherwise provided in Section 5(g) and Section 5(h) herein, a Participant (or any person claiming through him or her) shall have no right to any other compensation or benefits (except for vested benefits under any employee benefit plan in accordance with the terms of the plan and any right to continued health coverage under COBRA or similar state law) for any period after a termination on account of a Participant’s death.
(d)Termination due to Disability.
(i)Following an event of Disability of a Participant, the Company may terminate the Participant’s employment.  In the event of the Participant’s termination following a Disability, the Company shall pay the Participant any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices), and any earned but unpaid Incentive Compensation for any prior performance period, pro rata and to the extent earned (payable by no later than March 15 of the year following the calendar year in which the Incentive Compensation was earned or otherwise in a manner in accordance with or exempt from Code Section 409A).  In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(d)(iii) herein, the Company shall further pay the Participant a Severance Payment equal to 100% of Participant’s Base Salary, determined as of the Participant’s Termination Date, over the Severance Period, with such payment to be made in twelve (12) equal monthly installments (without interest) in accordance with the Company’s regular payroll practices commencing with the first normal payroll date that occurs after the expiration of the release period described in Section 5(d)(iii) herein (and with the first payment including any monthly installment payments that would have been paid during the sixty (60)-day period referenced in Section 5(d)(iii) herein following the Participant’s Termination Date if the payments had begun on the first day of the Severance Period), provided that such Severance Payment is subject to reduction as described in Section 5(d)(ii) herein.
(ii)In addition, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(d)(iii) herein, the Company shall continue to provide the Participant and the Participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for a period not to exceed twelve (12) months until the earlier of the end of the twelve (12) month period following the Participant’s Termination Date following a Disability or the date on which the Participant receives substantially comparable coverage and benefits under the group health plans of a subsequent employer.  The Participant shall pay the entire premium charged for such coverage based on the COBRA rate for the level of coverage elected.  The Company shall reimburse the Participant an amount equal to the Company’s portion of the health insurance premiums then paid for active employees for the level of coverage elected by the Participant (subject to the provisions of Section 9 herein).  Such reimbursement shall be paid to the Participant on the 10th day of the month immediately following the month in which the Participant timely remits the premium payment.   Notwithstanding the preceding, any amounts payable under Section 5(d)(i) shall be reduced by any amounts paid to a Participant pursuant to Section 5(d)(ii) herein or under any other disability program or policy of insurance maintained by the Company.
(iii) In return for the payment of the Severance Payment described in Section 5(d)(i) above, the health care reimbursement benefits and any other severance benefits described herein, the Participant (or his representative or other person acting on his or her behalf) must execute and deliver a full release and waiver acceptable to the Company, the Bank and other Affiliates (substantially similar to the Release and Waiver attached hereto as Exhibit B and made a part of the Plan) of all known or unknown claims or causes of action the Participant (or anyone claiming through him or her) has, had or may have against the Company, the Bank and other Affiliates and all of the officers, employees, directors and agents of the Company, the Bank and other Affiliates, and such release must have become irrevocable as provided herein. Such release of claims shall not be accepted by the Company unless it has been executed by the Participant (or representative or other person acting on his or her behalf) on or after the Participant’s Termination Date and has become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date. The Severance Payments described in clause (i) above shall (to the extent provided herein) commence with the first regular payroll payment date that occurs after the expiration of the release period described herein.  If the sixty (60)-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the Severance Payments and reimbursements, if any, shall commence in the later calendar year even if the Participant (or representative or other person acting on his or her behalf) executes the release and it becomes irrevocable in the earlier calendar year.  If the Participant (or representative or other person acting on his or her behalf) does not execute the release and the release does not become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date, the Participant shall not receive the Severance Payments or the health care reimbursement benefits described in Section 5(d).
(e)Termination for Cause.  In the event of a Participant’s termination for Cause, the Company shall pay the Participant any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices).  The Participant shall have no right to any other compensation or benefits (except as otherwise provided in Section 5(g) and Section 5(h) herein or for vested benefits under any employee benefit plan or program in accordance with the terms of the plan or program and any right to continued health coverage under COBRA or similar state law) for any period of termination on account of the Participant’s termination due to Cause.
(f)Voluntary Termination of Employment.  If a Participant terminates his or her employment without Good Reason (and such termination is not for Cause or due to death or Disability), then the Company shall pay to the Participant any accrued but unpaid Base Salary through the Participant’s Termination Date (payable in accordance with the Company’s normal payroll practices), and any unpaid Incentive Compensation for any performance period that had been completed prior to the year of termination, pro rata and to the extent earned (payable by no later than March 15 of the year following the calendar year during which the Incentive Compensation was earned or otherwise in a manner in accordance with or exempt from Code Section 409A).  The Participant shall have no right to any other compensation or benefits (except as otherwise provided in Section 5(g) and Section 5(h) herein or for vested benefits under any employee benefit plan or program in accordance with the terms of the plan or program and any right to continued health coverage under COBRA or any similar state law) for any period after such termination.
(g)Equity Awards.  Notwithstanding any other provisions of the Plan, including Section 5 herein, any outstanding equity awards held by a Participant shall be subject to the terms and conditions of the applicable Stock Plan and applicable award agreement, except as may be otherwise provided in a Participant’s Participation Agreement.
(h)Other Benefits.  Notwithstanding any other provisions of the Plan, and in addition to the provisions of Sections 5(a)-(g) herein, in the event of a Participant’s termination of employment, the Participant shall be entitled to (i) reimbursement of expenses to the extent provided under the Company’s expense reimbursement policy and subject to the terms of Section 9 herein, and (ii) any payments and benefits to which the Participant is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the Participant participates (or participated) (in all cases, subject to the Company’s or an Affiliate’s authority to modify or terminate any such plan or program at any time and from time to time).

(i)Compliance with Protective Covenants.  Notwithstanding anything to the contrary in the Plan, in the event a Participant fails or ceases to fully abide by all of the covenants contained in Section 7, or in the event any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by the Participant, then the Participant acknowledges and agrees that such circumstances shall constitute a failure of consideration and the Participant shall not be entitled to any Severance Payments, Pro Rata Incentive Compensation, health care reimbursement benefits and/or other severance benefits under the Plan pursuant to Section 5 or otherwise.  If the Participant has already received any such severance payments or benefits at the time he or she violates any such covenant or the covenants are deemed invalid as set forth in the preceding sentence, by participating in the Plan, the Participant is deemed to have acknowledged that the Company shall immediately be entitled to recover all such gross amounts in full from the Participant.
(j)Additional Payments After Termination.  In the event that the Participant’s employment is terminated under Section 5(a) or Section 5(b), then, subject to the Participant’s compliance with the covenants contained in Section 7 and the release requirements described in Section 5(a)(iii) or Section 5(b)(iii) herein, as applicable, the Company shall reimburse the Participant an amount equal to the COBRA premium charged the Participant for COBRA health continuation coverage for the Participant and his or her eligible dependents for so long as the Participant and his or her eligible dependents are entitled to receive COBRA continuation coverage from the Company under the applicable laws, rules and regulations governing COBRA.  For purposes of this Section 5(j) and the Participant’s right to elect continued coverage under the Company’s group health plan under COBRA, in the case of a termination of the Participant’s employment with the Company under Section 5(a) or Section 5(b), the Participant’s “qualifying event” (within the meaning of Code Section 4980B(0)(3)) shall be deemed to occur as of the date that the Company’s obligation to provide continued health coverage as if he or she were an active employee under Section 5(a) or Section 5(b) ends.  To receive reimbursement under this Section 5(j), the Participant must timely enroll in COBRA coverage. Such reimbursement shall be paid to the Participant on the 10th day of the month immediately following the month in which the Participant timely remits the COBRA premium payment.
(k)Notice of Termination of Employment or Service.  A termination of a Participant’s employment or service by the Company or by the Participant for any reason other than death shall be communicated to the other by a notice (the “Notice of Termination”) which shall specify the effective date of termination, set forth in reasonable detail the reasons and basis for such termination and, to the extent applicable, comply with the provisions of Section 2(f) or Section 2(s).  No purported termination of employment or service of a Participant shall be effective for purposes of the Plan without a Notice of Termination being given as required by this Section 5(k).
(l)Exclusive Payments.  The Severance Payments and, where applicable, Pro Rata Incentive Compensation and health care reimbursement benefits, are intended to constitute the exclusive payments in the nature of severance or termination compensation that shall be due a Participant upon termination of employment or service due to the occurrence of a Qualifying Termination (whether such Qualifying Termination is in connection with a Change in Control or not) or termination due to Disability, and shall be in lieu of any such other severance or termination compensation under any other agreement, plan, program or policy of the Company upon the occurrence of such events.  Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company, or is a participant in any other severance and/or change in control plan, practice or policy of the Company, the severance benefits to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this Section 5(l) shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 5(l) so long as the reduction provision of such other agreement, plan, practice or policy is applied and the Participant does not receive duplicate benefits.
(m)Additional Limitation on Continued Health Care Coverage.  Notwithstanding the foregoing provisions of Section 5, in the event that the continuation of health care coverage as required by Sections 5(a)(ii), 5(b)(ii) and 5(d)(ii) cannot be provided under the Company’s health care plan or would subject the Participants or the Company to any tax or penalty or otherwise jeopardize the tax status of the Company’s health care plan under Applicable Law or due to a change in Applicable Law, the Company and any affected Participants agree to work together in good faith to restructure the health care continuation benefit in a manner that avoids such adverse consequences.
6.	Life Insurance Benefits

The Company may apply for and purchase a life insurance policy (the “Policy”) on the life of each Participant in a face amount determined by the Committee.  The Participant and the Company shall cooperate in applying for and obtaining any such Policy on the life of the Participant.  The Company will pay all premiums due on the Policy in accordance with the terms of the Policy.  The Company shall furnish to the Participant a statement of the annual amount of income reportable by the Participant for federal and state income tax purposes, if any, as a result of the insurance protection provided to the Participant under this Plan. In determining the amount of income reportable by the Participant, the Company shall use the term rates mandated from time to time by the Internal Revenue Service.  The Participant agrees to report such amount on his or her federal and state income tax returns.  The Policy shall at all times be owned by and legal and equitable title shall be held solely by the Company.  The Company may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as otherwise provided by this Plan.  The Participant shall have no legal, equitable or beneficial right, title or interest in the Policy, except as otherwise provided by the Plan. The Company shall at all times be entitled to one hundred percent (100%) of the Policy’s cash value, as that term is defined in the Policy.  Notwithstanding the foregoing and except as otherwise provided herein, the Participant shall have the right and power to designate a beneficiary or beneficiaries to receive upon the Participant’s death from the death benefit proceeds payable under the terms of the Policy an amount equal to the “Executive Death Benefit.”  The amount of each Participant’s Executive Death Benefit shall be set forth in the Participant’s Participation Agreement.  A Participant shall have the right to designate and change the beneficiaries with respect to the Participant’s Executive Death Benefit by completing the beneficiary form provided by the insurance company that issued the Policy.  Should the Participant fail to designate a beneficiary or should no beneficiary survive the Participant, the beneficiary shall be the Participant’s estate.  Should the Participant die while employed by the Company, or, if applicable, during the Severance Period following a termination of employment as provided in Section 5(a), Section 5(b) or Section 5(d) (that is, in the event that Severance Payments are made pursuant to these provisions), the Company shall cause the insurance company to pay in a lump sum directly to the beneficiary or beneficiaries designated by the Participant as soon as practicable following the date of death of the Participant an amount equal to the Participant’s Executive Death Benefit.  The Company shall cooperate with the beneficiary or beneficiaries designated by the Participant in taking whatever action is necessary to collect the Executive Death Benefit.  Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever (including, for example, death of the Participant by suicide, or fraud in the inducement) no Policy death benefit is payable under the Policy upon the death of the Participant, no Executive Death Benefit shall be paid under this Plan.  Unless otherwise provided herein, all rights to the Participant’s Executive Death Benefit, including the Participant’s right to designate a beneficiary or beneficiaries to receive the Executive Death Benefit, shall automatically terminate on the Participant’s termination of employment with the Company.  The Participant agrees to execute such other documents as may be required by the insurance company issuing the Policy on the Participant’s life to implement the provisions of this Section 6.

7.	Protective Covenants

The Company’s obligation to pay Severance Payments, Pro Rata Incentive Compensation and/or provide other benefits to a Participant under the Plan shall be subject to the Participant’s compliance with the following protective covenants (the “Protective Covenants”), and, by participating in the Plan, a Participant shall be deemed to have agreed to and shall abide and be bound by the following Protective Covenants:

(a)Confidential Information and Trade Secrets.
(i)During the Participant’s employment, the Company shall disclose, or have already disclosed, to the Participant for use in the Participant’s employment, and the Participant shall be provided access to and otherwise shall make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Company (whether tangible or intangible and whether or not electronically kept or stored), including financial statements and information, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, intellectual property, research, research and development programs, marketing policies and programs, pricing policies and methods, customer and prospect lists and contacts, contracts, sources and identity of vendor and contractor relationships and agreements, financial information and commercial requirements of customers of the Company, confidential information of third parties provided to the Company and/or to the Participant that the Company is obligated to treat as confidential, and other proprietary documents, materials, or information indigenous to the Company, relating to the Company’s businesses and activities, or the manner in which the Company does business, which is valuable to the Company in conducting its business because the information is kept confidential and is not generally known to the Company’s competitors or to the general public (“Confidential Information”).  Confidential Information does not include information generally known or easily obtained from public sources or public records, unless the Participant causes the Confidential Information to become generally known or easily obtained from public sources or public records.
(ii)To the extent that the Confidential Information rises to the level of a trade secret under Applicable Law, then the Participant shall, during the Participant’s employment and for so long as the Confidential Information remains a trade secret under Applicable Law (or for the maximum period of time otherwise allowed by Applicable Law)

(A) protect and maintain the confidentiality of such trade secrets and (B) refrain from disclosing, copying, or using any such trade secrets, without the Company’s prior written consent, except as necessary in the Participant’s performance of the Participant’s duties while employed with the Company.
(iii)To the extent that the Confidential Information defined above does not rise to the level of a trade secret under Applicable Law, the Participant shall, during the Participant’s employment and for so long as such information remains Confidential Information following termination of employment, (A) protect and maintain the confidentiality of the Confidential Information and (B) refrain from disclosing, copying, or using any Confidential Information without the Company’s prior written consent, except as necessary in the Participant’s performance of the Participant’s duties while employed with the Company.
(iv)The Participant agrees that all Confidential Information and all records, documents and materials relating to all of such Confidential Information are the valuable, unique, and special assets of the Company, shall be and remain the sole and exclusive property of the Company, and that title thereto is vested in the Company.
(b)Return of Property of the Company.  Upon any voluntary or involuntary termination of the Participant’s employment (or at any time upon request of the Company), the Participant shall immediately surrender and return to the Company all property of or relating to the Company (including, without limitation, all records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams, equipment, supplies, electronic files, client-related and other records, notes, materials, computer-generated or computer-retrievable data or other data, computer disks, software or other written, printed or electronic material, which pertain to the business of the Company or that may or may not relate to or otherwise comprise or contain Confidential Information, as defined above, or trade secrets, as defined by Applicable Law)) that the Participant created, used, possessed, had access to, or maintained while working for the Company from whatever source and whenever created, including all reproductions or excerpts thereof.  This provision does not apply to purely personal documents of the Participant, but it does apply to business calendars, customer lists, contact information, computer programs, laptops, computers, cell phones, smartphones, personal digital assistants, disks and their contents and like information that may contain some personal matters of the Participant.  The Participant acknowledges that title to all such property is vested in the Company. The Participant expressly agrees that the Company, upon termination of the Participant’s employment or at any time upon request of the Company, may have access to and review any computer(s), smart phones, or similar equipment utilized by the Participant at least in part for the Company’s business, whether owned by the Participant or by the Company, to determine if there is any business-related information thereon, and the Company may require that any such information be deleted if it determines that such is in the best interests of the Company.
(c)Non-Diversion of Business Opportunity.  During the Participant’s employment with the Company and consistent with the Participant’s duties and fiduciary obligations to the Company, the Participant shall (i) disclose to the Company any business opportunity that comes to the Participant’s attention during the Participant’s employment with the Company and that relates to the business of the Company or otherwise arises as a result of the Participant’s employment with the Company and (ii) not take advantage of or otherwise divert any such opportunity for the Participant’s own benefit or that of any other person or entity without prior written consent of the Company.
(d)Non-Solicitation of Customers.
(i)During the Participant’s employment and for a period of twelve (12) months following the Participant’s Termination Date, the Participant agrees not to, directly or indirectly, initiate contact with, solicit, divert, appropriate, or call upon, with the intent of doing business with, the customers or clients of the Company with whom the Participant has had material contact (as such term is defined by Georgia’s Restrictive Covenants Act) during the last year of the Participant’s employment with the Company, including prospects of the Company with whom the Participant had such contact during said last year of the Participant’s employment, if the purpose of such activity is either (A) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by the Participant) or (B) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company.  The Participant acknowledges that, due to the Participant’s relationship with the Company, the Participant shall develop, or has developed, special contacts and relationships with the Company’s current and prospective customers and clients, which could be used to solicit the business of such current and prospective customers and clients away from the Company, and that it would be unfair and harmful to the legitimate business interests of the Company if the Participant took advantage of these relationships.
(ii)A “Competitive Business,” as defined in the Plan, is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Company during the Participant’s employment with the Company.
(e)Non-Piracy of Employees.  During the Participant’s employment and for a period of twelve (12) months following the Participant’s Termination Date, the Participant covenants and agrees that the Participant shall not, within the Territory as defined in Section 7(f) below, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit or hire) or otherwise assist anyone in soliciting, recruiting or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Company who performed work for the Company within the last six (6) months of the Participant’s employment with the Company or who was otherwise engaged or employed with the Company at the time of said termination of employment of the Participant or (ii) otherwise encourage, solicit or support any such employees or independent contractors to leave their employment or engagement with the Company, in either case until such employee or contractor has been terminated or separated from the Company for at least twelve (12) months.
(f)Non-Compete.  During the Participant’s employment and for a period of twelve (12) months following the Participant’s Termination Date, the Participant agrees not to, directly or indirectly, compete with the Company, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent (5%)), owner, manager, supervisor, administrator, employee, consultant or independent contractor, by working in the Territory (as defined herein) for or as a

“Competitive Business” (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which the Participant served at the Company.  The “Territory” shall be defined as (i) the following counties in the State of Georgia: Clarke;  Cobb; DeKalb; and Fulton; as well as (ii) the counties that are immediately contiguous to the counties referenced in subpart (i); as well as (iii) any counties of any state in which the Company, at the time of termination of the Participant’s employment, are operating or providing services, or in which the Company has plans to solicit or engage in business, which plans are known to the Participant during the term of the Participant’s employment; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable or that may be applicable at the termination of the Participant’s employment as the areas in which the Company does or shall do business during the term of the Participant’s employment, and the Company and the Participant agree that this non-compete covenant shall ultimately be construed to cover only so much of such estimate as relates to the geographic areas in which the Company does business within the two-year period preceding termination of the Participant’s employment.
(g)Acknowledgment.
(i)It is understood and agreed by the Participant that the parties have attempted to limit his or her right to compete only to the extent necessary to protect the Company from unfair competition and that the terms and provisions of this Section 7 are not intended to restrict the Participant in the exercise of his or her skills or the use of knowledge or information that does not rise to the level of a trade secret under Applicable Law or Confidential Information of the Company (to which trade secrets and Confidential Information the Participant has had and/or shall have access and has made and/or shall make use of during employment with the Company).  Therefore, in addition to any other remedies, the Participant agrees that any violation of the covenants in this Section 7 shall result in the immediate forfeiture of any remaining payment that otherwise is or may become due under the Plan if applicable.  The Participant further agrees that should he or she breach any of the covenants contained in this Section 7, no further amounts shall be paid to the Participant pursuant hereto and the Participant shall repay to the Company any amounts previously received by the Participant hereunder. The Company and the Participant agree that all remedies available to the Company or the Participant, as applicable, shall be cumulative.
(ii)It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, to protect the Company’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent the Participant from unfairly and to the detriment of the Company utilizing or taking advantage of) such business trade secrets and Confidential Information of the Company and those substantial contacts and relationships (including those with current and prospective customers, clients, employees and independent contractors of the Company) which the Participant established due to his or her employment with the Company.
(iii)The Plan is not intended to preclude the Participant’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of the Plan.  The Participant represents that his or her experience and abilities are such that existence or enforcement of these covenants and promises shall not prevent the Participant from earning or pursuing an adequate livelihood and shall not cause an undue burden to the Participant or his or her family.
(iv)The Participant acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of the Participant’s position with the Company and the Company’ business, and that the Participant agrees to strictly abide by the terms hereof.  In the event that any provision of this Section 7 shall be declared by a court of competent jurisdiction to be invalid or unenforceable because of a conflict between the provision and any Applicable Law or public policy, the provision shall be modified to make the provision consistent with, and valid and enforceable under, the Applicable Law or public policy.
(h)Protected Rights.  Notwithstanding anything in the Plan to the contrary, (i) nothing in the Plan, including but not limited to the release, or other agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Participant does not need the prior authorization of the Company to take any action described in (i), and the Participant is not required to notify the Company that he or she has taken any action described in (i); and (iii) neither the Plan nor the release limits the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. The rights described in this Section 7(h) are referred to in the Plan as the “Protected Rights.”
(i)Assistance in Litigation.  The Participant agrees that he or she shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Participant.  The Company shall promptly reimburse the Participant for his or her out-of-pocket expenses incurred in connection with the fulfillment of his or her obligations under this Section 7(i) in accordance with Section 9.
(j)Non-Disparagement.  The Participant covenants and agrees that at any time, he or she will not, directly, or through any other Person, make any public or private statements that are disparaging of the Company, or its respective businesses or employees, officers, directors, or shareholders.

(k)Failure to Comply.  In the event that the Participant shall fail to comply with any provision of this Section 7, all rights of the Participant and any person claiming under or through him to the Severance Payments, the Pro Rata Incentive Compensation, the health care reimbursement benefits and any other benefits under the Plan shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder.  In addition to the foregoing, in the event of a breach by the Participant of the provisions of this Section 7, the Company (a) shall have and may exercise the right to immediately cease any payments under the Plan, or to refuse payment in the first instance, and the Company shall further be entitled to recover any payments previously made to the Participant under the Plan, and (b) without in any way limiting the provisions of Section 13(n), shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Participant from committing such violation, and the Participant hereby consents to the issuance of such injunction.
(l)Reasonableness of Restrictions.  The Participant and the Company have each carefully read the provisions of this Section 7 and, having done so, agree that the restrictions set forth in this Section 7 (including, but not limited to, the restricted period and the Territory restriction set forth in this Section 7) are fair and reasonable and are reasonably required for the protection of the Company’s interests.  Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 7 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 7 shall be declared by a court of competent jurisdiction to be invalid or unenforceable because of a conflict between the provision and any Applicable Law or public policy, the provision shall be modified to make the provision consistent with, and valid and enforceable under, the Applicable Law or public policy.
8.	Parachute Payments

If any of the payments or benefits received or to be received by a Participant (including, without limitation, any payment or benefits received in connection with a Change in Control or the Participant’s termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 8, be subject to the Excise Tax, then prior to making the 280G Payments, a calculation shall be made comparing (i) the net benefit to the Participant of the 280G Payments after payment of the Excise Tax to (ii) the net benefit to the Participant if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Only if the amount calculated under (i) above is less than the amount under (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax.  Any reduction made pursuant to this Section 8 shall be made in a manner determined by the Accounting Firm (as defined below) that maximizes the Participant’s economic position and is consistent with the requirements of Code Section 409A.  All calculations and determinations under this Section 8 shall be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of the Participant, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to the Company.  The Company shall instruct the Accounting Firm to make all such calculations and determinations in a manner that is in the best interests of the Participant and maximizes the

Participant’s position.  For purposes of making the calculations and determinations required by this Section 8, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999.  The Company and the Participant shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make its calculations and determinations under this Section 8.  All calculations and determinations by the Accounting Firm shall be binding upon the Company and the Participant.  If any payments or benefits are reduced under the Plan pursuant to this Section 8, the Participant shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting solely from the payment of such excise taxes.    If the provisions of Code Section 280G and Section 4999 or any successor provisions are repealed without succession, this Section 8 will be of no further force or effect.

9.	Code Section 409A Matters.

To the extent practicable, payments under the Plan are intended to be either outside the scope of Code Section 409A or to comply with its requirements as to timing of payments.  Accordingly, payments under the Plan shall, to the extent practicable, be operated in accordance with the requirements of Code Section 409A, as amended, and the regulations and rulings thereunder, including any applicable transition rules or exemptions thereunder.  Without in any way limiting the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan, then such terms, provisions, and conditions shall, to the extent practicable, be deemed to be made part of the Plan, and (ii) terms used in the Plan shall be construed in accordance with Code Section 409A if and to the extent required.  The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under the Plan that is reasonably necessary to comply with Code Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Code Section 409A.  Notwithstanding anything in the Plan to the contrary, if any amounts or benefits payable under the Plan in the event of the Participant’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Participant incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (as modified by the rules under Code Section 409A) (“Separation from Service”).  Such payments or benefits shall be provided in accordance with the timing provisions of the Plan by substituting the Plan’s references to “termination of employment” or “termination” with Separation from Service.  In addition, if at the time of the Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Participant on account of the Participant’s Separation from Service shall not be paid until after the earlier of (i) the first (1st) business day of the seventh (7th) month following the Participant’s Separation from Service, or (ii) the date of the Participant’s death (the “409A Suspension Period”) to the extent required to comply with Code Section 409A.  Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Participant shall be paid a cash lump sum payment equal to any payments and benefits that the Company would otherwise have been required to provide under the Plan but for the imposition of the 409A Suspension Period delayed because of the preceding sentence.  Thereafter, the Participant shall receive any remaining payments and benefits due under the Plan in accordance with the terms of the Plan (as if there had not been any 409A Suspension Period beforehand).  To the extent not otherwise specified in the Plan, all (A) reimbursements and (B) in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Neither the Company, the Bank, other Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments and benefits provided under the Plan comply with Code Section 409A, and in no event will the Company, the Bank, other Affiliates, the Board, the Committee nor its or their designees or agents be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A.

10.	Plan Term; Amendment and Termination
(a)Amendment and Termination.  Except as otherwise provided in Section 10(b) herein, the Plan and any Participation Agreement may be amended, modified, suspended and/or terminated during the Term in any respect by the Board or the Committee; provided that (i), during the Term, the Plan and a Participant’s Participation Agreement may not, without the Participant’s consent, be amended, modified, suspended or terminated in a manner that would materially adversely affect the outstanding rights of a Participant as of the date of such action without such Participant’s consent (including but not limited to any amendment, modification, suspension or termination in connection with or in anticipation of a Change in Control during the Term), and (ii) following a Change in Control during the Term, the Plan and any outstanding Participation Agreements shall continue in full force and effect and shall not terminate, expire, be suspended or be materially amended or modified in a manner that would materially adversely affect the outstanding rights of Participants until after all Participants who become entitled to any payments hereunder shall have received such payments in full, unless such Participant consents to such termination, expiration, suspension, amendment or modification. Upon the expiration of the Term, the Plan and all Participation Agreements shall be deemed terminated, and the Participant shall have no rights thereunder, except as provided in Section 10(a) or Section 10(b) herein. Notwithstanding the foregoing provisions of Section 10(a), however, the Board or the Committee shall have unilateral authority to amend, modify, suspend and/or terminate the Plan and any Participation Agreement without Participant consent if necessary or appropriate (in the Board’s or the Committee’s discretion) to comply with Applicable Law or changes to Applicable Law. The waiver by the Company of a breach of any provision of the Plan or a Participation Agreement by a Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

(b)Plan Term.  The Term of the Plan shall commence on the Effective Date and shall expire on the last date of the Initial Term, unless the Board or the Committee, in its discretion, elects to extend the term until December 31, 2023 or such later date or dates as may be established by the Board or the Committee (such period from January 1, 2023 until December 31, 2023 or such later date or dates as may be established by the Board or the Committee being the “Extended Term”).  For clarity, the term “Term” includes the Initial Term and any Extended Term(s). The Board or the Committee may determine to extend the Term at any time prior to expiration of the Initial Term or any Extended Term, as the case may be, provided, however, that any decision of the Board or the Committee to extend the Term shall be made at least ninety (90) days before the expiration of the Initial Term or an Extended Term, as applicable. Upon the expiration of the Term, the Plan and all outstanding Participation Agreements shall automatically terminate, and Participants shall have no further rights to payments or benefits under the Plan, except with respect to (i) any unpaid payments or benefits which the Company became obligated to make during the Term in accordance with the Plan (including, by way of illustration only, the right to Severance Payments and other benefits due to a Qualifying Termination with or without a Change in Control or termination following Disability, in each case, which occurs during the Term, as provided in Section 5(a), Section 5(b) or Section 5(d) herein, which Company obligations shall continue until fulfilled in accordance with the Plan and respective Participation Agreement unless the affected Participant and the Company agree otherwise); and (ii) any payments of benefits which the Company or a successor would be obligated to make pursuant to the Plan as a result of significant (as determined by the Board prior to any Change in Control) negotiations between the Company and a third party that were in process at the time of the expiration of the Term, and which, if successful, would result in a Change in Control transaction, and both (A) a Change in Control based on the same such negotiations and (B) a Participant’s Qualifying Termination occur within twelve (12) months following the expiration of the Term (in which case the Participant shall be entitled to the benefits under Section 5(b) herein if the other conditions of Section 5(b) are met); and,  provided, further, provided that, any obligations of a Participant under the Plan, including but not limited to the obligation to comply with the restrictive covenants pursuant to Section 7 herein shall continue in effect in accordance with the terms of the Plan, notwithstanding the expiration of the Term.
11.	Compliance with Recoupment, Ownership and Other Policies or Agreements.
(a)Notwithstanding anything in the Plan to the contrary, the Committee may in its discretion at any time provide that any payments or benefits provided under the Plan shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain types of conduct, including but not limited to violation of policies of the Company, the Bank or another Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants (including but not limited to the provisions of Section 7 herein), or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company, the Bank or any other Affiliate.  In addition, without limiting the effect of the foregoing, as a condition to the receipt of payments or other benefits under the Plan, the Committee may at any time require that a Participant agree to abide by any compensation recovery policy, equity retention policy, stock ownership guidelines and/or other policies adopted by the Company, the Bank or another Affiliate, each as in effect from time to time and to the extent applicable to the Participant.  Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture and other similar provisions as may apply under Applicable Law.
(b)Without limiting the effect of the foregoing, the following shall apply: If a Participant is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company, the Bank or another Affiliate by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of the Company under the Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company, subject to any bar or prohibition arising from any applicable law or regulation, shall (i) pay the Participant the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended; provided, however, that the Company’s obligation to pay or reinstate as set forth herein shall not exceed one year of compensation or other obligations, shall be reduced by the amount of any compensation received by the Participant from any source during the period of suspension, and shall be contingent upon faithful compliance by the Participant with the provisions of Section 7 throughout such period of suspension.  Vested rights of a Participant shall not otherwise be affected.  Further, if a Participant is removed and/or permanently prohibited from participating in the conduct of the affairs of the Company, the Bank or another Affiliate by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Company under the Plan shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.
12.	Compliance with the Plan.

By participating in the Plan, each Participant shall be deemed to have agreed to the terms of the Plan, including but in no way limited to the terms of Section 7 herein.

13.	General Provisions
(a)Nonassignability.  Neither benefits payable under the Plan nor any right or interest hereunder shall be assignable by a Participant, his or her beneficiaries or legal representatives, without the prior written consent of the Company; provided, however, that nothing in this Section 13(a) shall preclude (i)  a Participant from designating a beneficiary to receive any benefits payable hereunder upon his or her death (except as otherwise provided in Section 6), or (ii) the executors, administrators, or other legal representatives of a Participant or his or her estate from assigning any rights hereunder to the person or persons entitled thereto.  The Company may assign the Plan without the consent of the Participant.
(b)Successors.  The Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.  The Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.
(c)No Effect on Other Benefits.  Benefits payable under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit plans, programs or policies of the Company, except to the extent expressly provided for therein.
(d)Mitigation.  A Participant shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, and, except as otherwise provided in the Plan (including but not limited to the provisions of Section 5(a)(ii), Section 5(b)(ii), Section 5(d)(ii) and Section 11), such amounts shall not be reduced regardless of whether a Participant obtains other employment.
(e)No Bar.  By participating in the Plan, a Participant shall be deemed to have acknowledged and agreed that the existence of any claim or cause of action against the Company shall not constitute a defense to the enforcement by the Company of the Participant’s covenants, obligations, or undertakings in this Plan.
(f)Severability.  Without limiting the effect of Section 7(g)(iv) or Section 7(l), the following shall apply: If for any reason any provision of the Plan is held invalid, a court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and the Plan valid and enforceable to the fullest extent permitted by Applicable Law.  Any invalid provision shall not affect any other provision of the Plan not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of the Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions the Plan, shall to the full extent consistent with law continue in full force and effect.
(g)Rights of Third Parties.  Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of the Plan.
(h)No Limitation of Rights.  Nothing in the Plan shall limit or prejudice any rights of the Company under any other laws.
(i)Certain Interpretative Matters.  No provision of the Plan will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
(j)No Right to Employment.  Nothing in this Plan shall be construed as conferring upon any Participant any right to employment or service, or to continue in the employment of or service, to the Company or affect the right of the Company to terminate the employment or service of a Participant at any time and for any reason.  Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a Participant with respect to the Plan shall terminate upon the Participant’s termination of employment or service.

(k)No Limitation on Corporate Actions; Compliance with Applicable Law.  Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any benefits under the Plan.  No employee, beneficiary or any other person shall have any claim against the Company as a result of any such action.  Further, notwithstanding any other Plan provision to the contrary, (i) the Company may impose such restrictions on any benefits provided under the Plan as may be required under Applicable Law and (ii) the Company shall not be obligated to make any distribution of benefits under the Plan, or take any other action, unless such distribution or action is in compliance with Applicable Law.
(l)Withholding; Other Tax Matters.  The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld from any amount payable under the Plan.  The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person, or to indemnify any person with respect to any tax obligations. By participating in the Plan, a Participant shall be deemed to have acknowledged and agreed with the provisions of this Section 13(l), and, further, that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described under the Plan, that the Participant agrees he or she is solely responsible for the satisfaction of all federal, state, and local taxes and penalties for which he or she may be personally liable as a result of the benefits conveyed under the Plan (including any taxes under Code Section 409A).
(m)Governing Law.  The Plan been executed and delivered in the State of Georgia, and the validity, interpretation, performance, and enforcement of the Plan (including but not limited to any Participation Agreements) shall be governed by the laws of the State of Georgia, and in accordance with the applicable federal laws of the United States.
(n)Injunctive Relief/Arbitration; Personal Jurisdiction and Venue.  Each Participant agrees that it would be difficult to calculate the Company’s damages from the Participant’s breach of any provision of Section 7.  Each Participant further agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Participant of any provision of Section 7.  Accordingly, in the event of a breach by the Participant of Section 7, or in the event that the Participant brings an action challenging the enforceability of any of the provisions set forth in Section 7, in addition to all other remedies to which the Company is entitled under law, in equity, or otherwise, the Company may seek and shall be entitled to temporary, preliminary and/or permanent injunctive relief against the Participant (without the necessity of showing any actual damage) or a decree of specific performance of the provisions of Section 7, and/or other appropriate orders to restrain such breach.  The Company and each Participant agree that the Company may obtain specific performance, and that the Company shall not be required to post bond in the event it is necessary for the Company to obtain temporary or preliminary injunctive relief, any bond requirement hereby being expressly waived by the Participant.  The Company shall have the right to apply to any court of competent jurisdiction sitting within the State of Georgia for injunctive relief or specific performance with respect to the enforcement of the covenants and agreements set forth in Section 7.  For the purposes of seeking injunctive relief or specific performance referenced herein, the Company and each Participant agree to, and waive any objection to, personal jurisdiction in any state or federal court sitting in Georgia, and further agree that such courts shall be the sole and exclusive venue for any such court actions.  This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Company or a Participant are or may be entitled at law or in equity respecting the Plan. All other disputes or claims for relief arising from or related to the Plan, or as to arbitrability, shall be brought and resolved in binding arbitration before the American Arbitration Association.  The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes.  The Company and each Participant agree that the arbitration shall be conducted in Atlanta, Georgia, and that Georgia law shall govern all issues, including but not limited to enforcement or enforceability of restrictive covenants.  Judgment upon any award rendered by the arbitrator may be challenged or entered only in the Superior Court of Fulton County, Georgia, or in the U.S. District Court for the Northern District of Georgia (Atlanta Division).
(o)Headings; Gender and Number.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(p)No Trust; Unfunded Plan.  The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by benefits payable under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company, including, without limitation, any specific funds, assets or other property which the Company, in its discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to amounts, if any, payable under the Plan, unsecured by any assets of the Company.  Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(q)Beneficiary Designation.  Except as otherwise provided in Section 6, the Committee may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive payments or benefits, if any, to which the Participant is otherwise entitled in the event of death.  In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan unless the Committee determines otherwise.  The Committee shall have discretion to approve and interpret the form or forms of such beneficiary designation.
(r)Facility of Payments.  If a Participant or other person entitled to receive payments under the Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot receive or acknowledge receipt of the payment, then the Committee, in its discretion, may direct that the payment may be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.
(s)Right of Offset.  The Company shall have the right (subject to any Code Section 409A considerations) to reduce the amount of any benefits otherwise payable under the Plan to, or on behalf of, any Participant by the amount of any obligation which the Participant has to the Company or an Affiliate of the Company that is or has become due and payable to the Company.

14.	ERISA Requirements
(a)Named Fiduciaries.  For purposes of ERISA, the Committee will be the Named Fiduciary and Plan Administrator with respect to the Plan.  The Plan Administrator shall be responsible for the general administration, operation and interpretation of the Plan and for carrying out its provisions, except to the extent all or any such obligations specifically are imposed on another person or persons or entity.  The Plan Administrator may engage an actuary, attorney, accountant, insurance company or similar entity, consultant or any other technical advisor on matters regarding the operation of the Plan and to assist in the administration of the Plan, and to perform such other duties as are required in connection therewith.  The Plan Administrator may allocate its responsibilities for the operation and administration of the Plan, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities under the Plan.  The Plan Administrator shall effect such allocation of its responsibilities by adopting resolutions specifying the nature and extent of the responsibilities allocated; including, if appropriate, the persons who are not named fiduciaries, but who are designated to carry out fiduciary responsibilities under the Plan.  Subject to the claims procedures set forth herein, and except as otherwise provided in this Section 14, the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of the Plan Administrator or the Participant.  Determinations by the Plan Administrator shall be binding and conclusive upon all interested persons.  The Plan shall be administered and the records of the Plan shall be maintained on the basis of the plan year.  The plan year shall be the twelve-month period ending on December 31 of each year.
(b)Claims and Review Procedures.  The following claims procedure shall apply for purposes of the Plan.  The Participant and his or her assigns (if any) and the Company and its assigns (individually or collectively, “Claimant”) must follow the procedures set forth herein.
(i)Filing a Claim; Notification to Claimant of Decision: The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator, which claim shall be delivered to the Plan Administrator.  Any claim for Severance Benefits must be made by the Claimant within the one-year period following his or her Termination Date.  The Plan Administrator shall review and make the decision with respect to any claim.  If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within thirty (30) days after the claim has been filed.  Such notice shall set forth:
a.the specific reason or reasons for the denial;
b.a specific reference to the provisions of the Plan on which denial is based;
c.a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and
d.an explanation of the procedure for review of the denied claim.

(ii)Procedure for Review: Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Board at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim.  Such request shall set forth in reasonable detail:
a.the grounds upon which the request for review is based and any facts in support thereof; and
b.any issues or comments which the Claimant considers pertinent to the claim.

Following such request for review, the Board shall fully and fairly review the decision denying the claim.  Prior to the decision of the Board, the Claimant shall be given an opportunity to review pertinent documents.

(iii)Decision on Review: A decision on the review of a claim denied in whole or in part shall be made in the following manner:
a.The decision on review shall be made by the Board, which shall consider the application and any written materials submitted by the Claimant in connection therewith.  The Board, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Board may deem necessary or advisable in making such review.
b.The Board shall render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.
c.The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of the Plan on which the decision is based.  The decision of the Board on review shall be final and conclusive upon all persons.  If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (ii) above, the claim will be deemed denied on review.
(iv)Disability Claim: In the event that a Claimant files a claim that can be construed as a claim for “disability benefits” within the meaning of Section 503 of ERISA and Section 2560.503-1 of the Labor Department’s Regulations thereunder, the provisions of this Section 14, including the timeframes for making decisions, shall be deemed modified to the extent necessary to comply with such Regulations (as the same may be amended from time to time).

[Signature Page To Follow]

IN WITNESS WHEREOF, the Plan is executed in behalf of the Company effective as of the 17th day of December, 2020.

ATLANTIC CAPITAL BANCSHARES, INC.

By:/s/ Douglas L. Williams

Name:Douglas L. Williams

Title:Chief Executive Officer and President

ATTEST:

By: /s/ Annette F. Rollins

Name:Annette F. Rollins

Title:	Executive Vice President and Chief Human Resources Officer

EXHIBIT A

Atlantic Capital Bancshares, Inc.
Executive Severance and Change in Control Plan

Participation Agreement

[Date]

Participant Name
Participant Street Address
Participant City, State, Zip Code

Re: Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan

Dear Participant:

This Participation Agreement (this “Agreement”) is made and entered into by and between [Participant Name] and Atlantic Capital Bancshares, Inc. (the “Company”) effective as of the date written above.

The Company has adopted the Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan (such plan, as it may be amended and restated, the “Plan”), in order to provide selected eligible executives with the opportunity to receive severance and other benefits in the event of certain terminations of employment, including but not limited to in connection with a change in control of the Company under certain circumstances, and to attract and retain qualified executive officers.

A participant in the Plan is eligible to receive severance and other benefits if his or her employment or service is terminated under certain circumstances, as described in the Plan.

The Company has selected you to be a participant (the “Participant” or “you”) in the Plan, subject to the terms and conditions set forth in this Agreement and the Plan.   A copy of the Plan has been provided to you and you acknowledge receipt of a copy of the Plan.  The Plan is deemed to be part of the Agreement and its terms are incorporated herein by reference.  In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control unless the Committee determines otherwise.  Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

In consideration of the mutual covenants contained herein and in the Plan, the Participant and the Company hereby agree as follows:

1.  The effective date of your participation in the Plan shall be the date first written above.  The Term of the Plan, this Agreement and all rights and obligations under the Plan and this Agreement shall terminate on December 31, 2022, unless the Board or the Committee in its discretion elect to extend the Term of the Plan, and except for any obligations of a Participant under the Plan, including but not limited to the restrictive covenant obligations applicable to the Participant pursuant to Section 7 of the Plan, which obligations of the Participant shall continue in effect in accordance with the terms of the Plan, notwithstanding the expiration of the Term. The Participant acknowledges and agrees that his or her rights, including the potential right to Severance Payments or other benefits, shall terminate upon the expiration of the Term of the Plan except as otherwise provided in the Plan or the Agreement.  Any decision whether to extend, modify and/or amend the Plan, and/or adopt any successor plan or arrangement, after the expiration of the Term shall be in the discretion of the Board or the Committee.  The Participant also acknowledges and agrees that the consideration he or she is receiving under the Plan and this Agreement, including any eligibility for extension of benefits as a result of the extension of the Term, is adequate consideration for the rights and obligations to which he or she is subject under the Plan and this Agreement, including but in no way limited to the restrictive covenant obligations under Section 7 of the Plan.

2.  Your Severance Multiple in the event that you become entitled to Severance Payments pursuant to Section 5(a) of the Plan due to a Qualifying Termination other than in connection with a Change in Control shall be [________ (__)].

3.  Your CIC Severance Multiple in the event that you become entitled to Severance Payments pursuant to Section 5(b) of the Plan due to a Qualifying Termination in connection with a Change in Control shall be [___________].

4.  You agree to be bound by the terms of the Plan, including but in no way limited to the restrictive covenants, and other provisions set forth in the Plan, and the right of the Company to cease payments and/or recover payments in the event that you breach such restrictive covenants or as otherwise provided in the Plan.  You also hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

5.  Your Executive Death Benefit shall be [$_____________], which benefit, including any rights you may have under the Policy, shall at all times be subject to the terms, conditions and limitations set forth in the Plan (including Section 6 therein), this Agreement, the terms of the Policy and any other documents required to be executed by the insurance company issuing the Policy.

6.  You agree that the Plan contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  You also agree that, if you are entitled to receive severance benefits under the Plan, then you shall not be entitled to receive severance benefits under any other severance plan, employment agreement, employment letter or other plan, agreement or arrangement maintained by the Company, as such plan, agreement or arrangement may be amended from time to time, and you hereby waive any right to such benefits.  [You acknowledge and agree that that certain Employment Agreement made and entered into as of _______ __, 2017 (the “Employment Agreement”) by and among you, the Company and the Bank terminated as of December 31, 2020  and is of no further force or effect, and that neither you nor the Company shall have any further rights or obligations under the Employment Agreement.]

7.  Except as otherwise provided in this Section 7, any equity awards you have been granted by the Company shall be subject to the terms of the applicable Stock Plan and applicable award agreement.  Notwithstanding the foregoing, the Participant and the Company expressly agree that (a) any reference to the Participant’s Employment Agreement (as defined herein or as such term is defined in any Stock Plan or related award agreement) shall hereby be deemed to refer to the Executive Severance and Change in Control Plan, (b) the Participant shall be subject to the restrictive covenants described in Section 7 of the Plan in lieu of the restrictive covenants described in any Employment Agreement, and the equity awards referenced in such award agreements shall be subject to forfeiture and recovery in the event of violation of the restrictive covenants referenced in Section 7 of the Plan, rather than the restrictive covenants referenced in any Employment Agreement, if and to the extent provided in the equity award agreements, and (c) each award agreement entered into between you and the Company under any Stock Plan shall hereby be deemed to be amended to conform to the foregoing, and, further, that, except as described in this Section 7, any such award agreements shall otherwise continue in full force and effect.

8.  You shall cease to be a Participant in the Plan if your employment or service is terminated under circumstances that do not entitle you to receive severance benefits under the Plan or as otherwise provided in the Plan.

9.  You acknowledge and agree that you have fully read, understand and voluntarily enter into the Plan and this Agreement.  You acknowledge and agree that you have received a copy of the Plan and have had an opportunity to consult with your personal tax or financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The Plan and this Agreement may be amended as provided in the Plan.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below.  Please sign below and return the Agreement to the Company’s [Title] at [Address] within [__] days of the date of this Agreement.

[Signature Page to Follow]

Very truly yours,

Atlantic Capital Bancshares, Inc.

By:

Name:

Title:

By my signature below, I accept my designation as a Participant in the Plan and agree to be bound by and subject to the terms and conditions of this Agreement and the Plan, including but in no way limited to the restrictive covenants and other terms and conditions set forth in the Plan.

PARTICIPANT:

Name:
Title:
Date:

EXHIBIT B

RELEASE OF CLAIMS

ATLANTIC CAPITAL BANCSHARES, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

GENERAL RELEASE

In exchange for certain severance pay, benefits and promises pursuant to that certain Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan (as it may be amended and/or restated (the “Plan”), and that certain Participation Agreement under the Plan dated [______ __, 20__] (the “Participation Agreement”) (which is deemed a part of the  Plan), certain of which benefits the Participant would not otherwise be entitled, the Participant, knowingly and voluntarily releases Atlantic Capital Bancshares, Inc. and Atlantic Capital Bank, N.A., their respective subsidiaries, affiliates or related corporations, together with their officers, directors, agents, employees and representatives (collectively, the “Employer”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which the Participant has, may have or ever had against Employer based upon any acts, omissions or events occurring on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, or in equity, including claims of equitable or promissory estoppel, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with Employer. Notwithstanding the foregoing, the Participant does not waive or release Employer from any claims, demands, obligations, liabilities or causes of action that may hereafter arise as the result of the breach by Employer of its obligations under the Plan.

The Participant acknowledges that he or she received this Release on the date of termination.  The Participant acknowledges that he or she has had a period of twenty-one (21) days from the date of receipt of this Release to consider it.  The Participant acknowledges that he or she has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by the Participant.  Prior to the expiration of the seven (7) day period, the Participant may revoke the Participant’s consent to this Release.

The Participant acknowledges by executing this Release that the Participant has returned to Employer all Employer property in the Participant’s possession.

The Participant acknowledges that the discussions and negotiations relating to the Participant’s termination, the Plan and this Release are confidential and, unless otherwise required by law or for the purposes of enforcing this Release or when needed to consult with the

Participant’s immediate family or tax or legal advisors, neither the Participant nor the Participant’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of Employer or its businesses or any of its affiliates.

Notwithstanding anything in this Release to the contrary, (a) nothing in this Release, the Plan or other agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (b) the Participant does not need the prior authorization of Employer to take any action described in (a), and the Participant is not required to notify Employer that he or she has taken any action described in (a); and (c) neither this Release nor the Plan limits the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

PARTICIPANT ACKNOWLEDGES HE OR SHE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

ACKNOWLEDGED AND AGREED TO,

INTENDING TO BE LEGALLY BOUND HEREBY:

Employee / Participant

Dated:

Name: